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                                                                  Exhibit 10.17

                                     IMGIS, INC.
                       10101 North DeAnza Blvd., Suite 210
                                Cupertino, CA 95014



July 22, 1998


Mr. Rex Jackson
60 MacKenzie Place
Danville, CA 94526


Dear Rex:

IMGIS, Inc. (the "Company") is pleased to offer employment to you an the following terms and conditions:

     1. POSITION. You will serve in a full-time capacity In the position of Vice President and General Counsel. Your primary duties will be to perform duties typical and standard of a general counsel and report to Mr. John A. Tanner, Chief Financial Officer and Vice President of Finance.

     2. COMPENSATION. You will be paid an annual salary of $150,000.00 payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company employee compensation policies in effect from time to time.

     3. BENEFITS. As an employee of the Company, you will be entitled to participate in the Company's health Insurance, vacation, and employee benefit plans. A copy of the IMGIS benefit program is attached hereto as ATTACHMENT 1.

     4. OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 180,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share on the date the option is granted (not greater than $2.00 per share). The option will be subject to the usual terms and conditions applicable to options granted under an option plan of the Company. The option will be immediately exercisable and the purchasable shares will be subject to repurchase by the Company at the exercise price. The Company's repurchase right will lapse and you will vest in 25% of the option shares after one year of service and the balance will vest monthly over the next thirty-six months, as set forth in the applicable agreement. Options vested start date is effective on employee's date of hire.

     5. PROPRIETARY INFORMATION AND INVENTIONS-AGREEMENT. As with all Company employees. you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and INVENTIONS Agreement, a copy of which Is attached hereto as ATTACHMENT 2.


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     6.   PERIOD OF EMPLOYMENT- Your effective hire date will be July 23,
1998 or before, with a probationary period of 90 days. Your employment with the Company will be "at will", meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This Is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation-saton and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and approved by the Company's Board of Directors.

     7. OUTSIDE ACTIVITIES. During the period that you render services to the Company, you will not engage in any employment, business or activity that is In any way competitive with the business or proposed business of the Company. or any other gainful employment, business or activity, without the written consent of the Company. You also will not assist any person or organization in competing with the Company or in preparing to engage In competition with the business or proposed business of the Company.

     8. ENTIRE AGREEMENT. This letter and all of the exhibits attached hereto contain all the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written, between you and the Company.

     9. LAPSE OF REPURCHASE RIGHT. In the event the Company Is acquired wherein the Company is not the surviving entity, then the Company's right to repurchase any shares will be modified in a fashion similar to that described by the offer letter to the current C.E.O. and C.F.O.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Intentions Agreement and returning them to me.

                                        Very truly yours,

                                        IMGIS, INC.



                                    By: /s/ John A. Tanner
                                        -----------------------------
                                        Tanner
                                        Vice President of Finance and
                                        Chief Financial Officer


I Have Read And Accepted This Employment Offer:



/s/ Rex Jackson
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Rex Jackson
Date: [illegible], 1998



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